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                                                                     EXHIBIT 5.1

                                 August 1, 2001

Tweeter Home Entertainment Group, Inc.
10 Pequot Way
Canton, MA  02021

Ladies and Gentlemen:

     This opinion is furnished to you in connection with the registration statement on Form S-8 (the "Registration Statement") being filed on the date hereof with the Securities and Exchange Commission for the registration of 1,200,000 shares (the "Shares") of Common Stock, $.01 par value, of Tweeter Home Entertainment Group, Inc., a Delaware corporation (the "Company"). We understand that the Shares will be offered and sold to directors, officers, employees, consultants and advisors of the Company or other persons upon exercise of options granted pursuant to the Company's 1998 Stock Option and Incentive Plan, as amended (as the same may be further amended from time to time, the "Plan").

     We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon we are of the opinion that the Shares which may be issued and sold pursuant to the Plan, upon the exercise or conversion of stock options granted thereunder, have been duly authorized and, when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                       Very truly yours,

                                       /s/ Goulston & Storrs, P.C.


TBB/GJG